Exhibit 99.1

Investor Relations Contacts:
Ken Lowe
Sigma Designs, Inc.
Tel: 408-957-9850
Fax: 408-957-9741
IR@sdesigns.com

For Immediate Release

Sigma Designs Receives Additional Notice from Nasdaq

Milpitas, Calif., December 18, 2006 - Sigma Designs, Inc. (Nasdaq: SIGM) announced today that that it received a notice from the Nasdaq Stock Market on December 12, 2006 stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not timely filed its Quarterly Report on Form 10-Q for the quarter ended October 28, 2006.  Sigma received a similar notice on September 15, 2006 due to the delay in filing its Form 10-Q for the fiscal quarter ended July 29, 2006. As previously disclosed, the Company has delayed the filing of its Forms 10-Q for the fiscal quarters ended July 29, 2006 and October 28, 2006 due to its audit committee’s ongoing review on the Company’s historical stock option practices and related accounting matters. Sigma intends to file its Form 10-Q for the fiscal quarters ended July 29, 2006 and October 28, 2006 as soon as practicable following the conclusion of the audit committee’s review.

Sigma had a hearing before a Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq Stock Market on October 26, 2006.  The Company is awaiting the decision of the Listing Qualifications Panel.  The Company’s securities will remain listed on the Nasdaq Stock Market pending a decision by the Nasdaq Listing Qualifications Panel.

Safe Harbor Statement

This press release contains forward-looking statements.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.   These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.   These risks and uncertainties include, but are not limited to, the timing and outcome of the Nasdaq Listing Qualifications Panel decision, the timing and outcome of the audit committee’s review and the conclusions of the audit committee resulting from that review, and actions that may be taken or required as a result of the audit committee’s review, the conclusions of the Company’s management, audit committee, Board and independent accountants based on the results of that review. For other factors that could cause Sigma’s results to vary from expectations, please see the sections titled “Risk Factors” in Sigma’s quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2006 and other factors detailed from time to time in Sigma’s filings with the Securities and Exchange Commission.  Sigma undertakes no obligation to revise or update publicly any forward-looking statements.

About Sigma Designs, Inc.

Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company’s award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company’s web site at www.sigmadesigns.com/.